Exhibit 10.2

REDEMPTION AGREEMENT

This Redemption Agreement (this “Agreement”) is made as of this 4th day of November, 2005, between Ethanol Products, LLC, a South Dakota limited liability company (“Ethanol Products”) and Dakota Ethanol, LLC, a South Dakota limited liability company (referred to herein as the “Member”).  Capitalized terms used, but not otherwise defined herein, shall have the meaning assigned to such terms in the Operating Agreement (as defined hereinbelow).

RECITALS:

Whereas, the Member currently owns 200,000 Class B Capital Units and 131,750 Class B Income Units (collectively, the “Class B Membership Interests”) of Ethanol Products, which interests are governed by the Amended and Restated Operating Agreement of Ethanol Products, LLC, dated as of July 2, 2001 (the “Operating Agreement”);

Whereas, Ethanol Products has an option to purchase the Class B Class B Membership Interests pursuant to the terms set forth in the Class B Member Agreement of Ethanol Products, LLC, dated as of June 7, 2000 (the “Class B Member Agreement”), upon the occurrence of certain events, including a termination of its marketing contract with Ethanol Products or a termination of its management agreement with Broin Management, LLC;

Whereas, the Member terminated the Marketing Agreement dated October 7, 1999 (the “Marketing Agreement”), between Dakota Ethanol, LLC and Ethanol Products, LLC, effective as of December 31, 2005, pursuant to the terms and conditions of the Ethanol Marketing Contract Termination, dated of even date herewith (the “Termination Agreement”);

Whereas, as a result of the termination of the Marketing Agreement, pursuant to the terms of Section 5 of the Class B Member Agreement, Ethanol Products has elected its option to purchase, and the Member has agreed to sell, the Member’s Class B Membership Interests on the terms and conditions set forth herein.

In consideration of the mutual promises and covenants of the parties, and subject to the terms and conditions set forth herein, the parties agree as follows:

AGREEMENT:

I. Redemption of the Class B Membership Interests

A.            Purchase and Sale of Class B Membership Interests.   Pursuant to Section 5 of the Class B Member Agreement, Ethanol Products hereby exercises its right to purchase, and the Member agrees to sell to Ethanol Products, on the terms and conditions set forth herein, the Member’s Class B Membership Interests, free and clear of all security interests, pledges, liens, charges and encumbrances, on the Closing Date (as hereinafter defined).   At the Closing (as hereinafter defined), the Member shall transfer good, valid and marketable title to the Class B Membership Interests and shall deliver to Ethanol Products an assignment of such Class B Membership Interests.

B.            Consideration.  In accordance with Section 9 of the Class B Member Agreement, the purchase price (the “Purchase Price”) for the redemption of the Class B Membership Interests is an amount equal to $1.00 per Class B Capital Unit, or Two Hundred Thousand Dollars ($200,000).  The Member shall further be entitled to receive profits or be responsible for losses occurring through the Closing Date.

C.            Payment.  In connection with the termination of the Marketing Contract, the Member has agreed to pay Ethanol Products a termination payment as set forth in the Termination Agreement in the amount of Four Hundred Thirty-Five Thousand Fifty Dollars ($435,050) (the “Termination Payment”).  The Purchase Price shall be credited toward Dakota Ethanol’s payment of the Termination Payment, and the balance of the Termination Payment shall be paid in accordance with the Termination Agreement.  The parties acknowledge that such credit shall be in full payment of the Purchase Price obligations of Ethanol Products hereunder.

                D.            Effect of Redemption.   Upon consummation of the transactions at Closing, the Member shall cause any of its representatives to resign from any manager or officer positions of Ethanol Products, and it no longer shall no longer have any right or authority to bind Ethanol Products, contractually or otherwise.  Likewise, Ethanol Products shall have no rights or authority to bind Dakota Ethanol, contractually or otherwise.

II. Representations and Warranties.

A.            Representations and Warranties – Member.  The Member represents and warrants to Ethanol Products, as follows:

1.             Organization and Standing of the Member. The Member is duly organized, validly existing and in good standing under the laws of South Dakota. The Member has full power and authority to carry out the transactions contemplated hereunder.

2.             Title.    The Class B Membership Interests represent all of the Capital Units and Income Units of the Member in Ethanol Products, and the Member is the sole legal and equitable owner of the Class B Membership Interests, free and clear of any encumbrances, and such Class B Membership Interests are fully paid and non-assessable.  There are no understandings of any kind affecting or relating to the voting, issuance, purchase, redemption, repurchase or transfer of Class B Membership Interests, except as contemplated herein and in the Operating Agreement.

3.             Authority.   The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary actions of the Member, none of which actions has been modified or rescinded and all of which actions are in full force and effect. This Agreement constitutes and, upon execution and delivery will constitute, a valid and binding agreement and obligation of the Member, enforceable in accordance with its terms.

4.             No Conflicts.  The execution and delivery of this Agreement, and the performance of the obligations of the Member hereunder do not and will not conflict with or constitute a default under the Articles of Incorporation, Operating Agreement or other organizational agreement of the Member, or any contract, agreement, lease, commitment or understanding to which the Member is a party or its assets or business are subject, or any law, ordinance, regulations, order, award, judgment, injunction or decree applicable to the Member or its assets or business.

5.             Litigation and Proceedings.   There are no actions, suits or proceedings pending or overtly threatened against or affecting the Member, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that relates directly or indirectly to the Class B Membership Interests or the transactions contemplated by this Agreement.

6.             No Consent.   Excepting registration or approvals required under South Dakota law, no authorization, consent or approval of any person, entity, court or governmental body or authority is necessary to the validity of the transfer of the Class B Membership Interests to Ethanol Products.

7.             Distributions.   On or before January 31, 2006, the Member will have received all distributions of earnings or profits and dividends that have been declared or have accrued and become payable or allocated to the Member in respect of its Class B Membership Interests through the Termination Date as paid by Ethanol Products to all Members in the ordinary course of business.

8.             Loans.   Except as provided in this Agreement and the Termination Agreement, Ethanol Products has no outstanding loans, promissory notes or other amounts payable to the Member, nor is the Member entitled to receive any reimbursement of expenses or other amounts from Ethanol Products.

9.             Independent Decision.  The Member has conducted its own due diligence in determining whether to undertake the transactions contemplated herein, and has been represented by legal counsel in the negotiation of this Agreement and it has made an independent and informed decision to proceed with the redemption of its Class B Membership Interests as set forth in this Agreement.

B.            Representations and Warranties of Ethanol Products.  Ethanol Products hereby represents and warrants as follows:

1.             Organization and Standing of Ethanol Products. Ethanol Products is duly organized, validly existing and in good standing under the laws of South Dakota. Ethanol Products has full power and authority to carry out the transactions contemplated hereunder.

2.             Authorization.  The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary actions of Ethanol Products, none of which actions has been modified or rescinded and all of which actions are in full force and effect. This Agreement constitutes and, upon execution and delivery will constitute, a valid and binding agreement and obligation of Ethanol Products enforceable against it in accordance with its terms.

3.             No Conflicts.  The execution and delivery of this Agreement, and the performance of the obligations of Ethanol Products hereunder do not and will not conflict with or constitute a default under the Articles of Incorporation, Operating Agreement or other organizational agreement of Ethanol Products, or any contract, agreement, lease, commitment or understanding to which Ethanol Products is a party or its assets or business are subject, or any law, ordinance, regulations, order, award, judgment, injunction or decree applicable to Ethanol Products or its assets or business.

4.             Litigation and Proceedings.   There are no actions, suits or proceedings pending or overtly threatened against or affecting Ethanol Products, at law or in equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, that relates directly or indirectly to the redemption of the Class B Membership Interests by Ethanol Products as contemplated herein.

5.             No Consent.   Excepting registration or approvals required under South Dakota law, no authorization, consent or approval of any person, entity, court or governmental body or authority is necessary to the validity of the transfer of the Class B Membership Interests to Ethanol Products.

6.             Distributions.   On or before January 31, 2006, Ethanol Products will have paid to the Member all distributions of earnings or profits and dividends that have been declared or have accrued and become payable or allocated to the Member in respect to its Class B Membership Interests through the Termination Date as paid by Ethanol Products to all its Members in the ordinary course of business.

7.             Loans.   Except as provided in this Agreement and the Termination Agreement, Ethanol Products has no outstanding loans, promissory notes or other amounts receivable from the Member, nor is Ethanol Products entitled to receive any reimbursement of expenses or other amounts from the Member.

8.             Independent Decision.  Ethanol Products has conducted its own due diligence in determining whether to undertake the transactions contemplated herein, and has been represented by legal counsel in the negotiation of this Agreement and it has made an independent and informed decision to proceed with the redemption of the Member’s Class B Membership Interests as set forth in this Agreement.

III.           Additional Covenants

A.            Delivery of Books and Records.  At the Closing, the Member will deliver to Ethanol Products any limited liability company books, records, data and papers, or other assets of Ethanol Products in the possession or control of the Member, including, without limitation, any board packets, minutes of meetings or similar information, but may keep copies of such documents as the Member deems necessary for tax, regulatory and other purposes.

B.            Between the date of this Agreement and the Closing Date, the Member will not (i) solicit any offer from or negotiate with any third party for the direct or indirect acquisition or Transfer (as defined in the Class B Member Agreement) of its Class B Membership Interests, (ii) grant any options, warrants or similar rights to acquire any direct or indirect interest, whether legal or beneficial, in the Class B Membership Interests, or (iii) pledge, hypothecate, mortgage or otherwise encumber said Class B Membership Interests.

IV.  The Closing.

A.            Closing Date.  The closing on the transactions contemplated herein (the “Closing”) shall take place at the offices of Ethanol Products on or before December 31, 2005 (the “Closing Date”), at 9:00 o’clock a.m. or at such other date, time and place as may be mutually agreed upon by the parties.  The Member waives any provision in the Member Agreement requiring a closing prior to such date and time.

B.            Closing.  At the Closing, Ethanol Products shall credit the Purchase Price toward the Termination Payment, and shall pay to Ethanol Products as soon as practicable following Closing, in good and available funds, any accrued and unpaid distributions or allocations or profit, and the Member shall deliver an assignment of the Class B Membership Interests, duly endorsed.   The Member shall further deliver the resignations of any officer or manager appointed or elected by the Member.

V. Nature and Survival of Representations and Warranties.

All representations and warranties set forth herein will remain operative and in full force and effect, and will survive the Closing and the Closing Date and the delivery of all consideration and documents under to this Agreement for a period of three (3) years.

VI. Release; Indemnification.

A.           The Member hereby releases Ethanol Products and agrees to Ethanol Products and its officers, directors, employees, and agents harmless from any and all claims, right to contribution or indemnity, suits, damages, injuries, demands, causes of action, obligations, agreements, debts, and liabilities whatsoever, both at law and in equity, that the Member may have against Ethanol Products, except for any claims for breach of this Agreement.

B.            Ethanol Products hereby releases the Member and agrees to indemnify and hold the Member and its officers, directors, employees, and agents harmless from any and all claims, right to contribution or indemnity, suits, damages, injuries, demands, causes of action, obligations, agreements, debts, and liabilities whatsoever, both at law and in equity, that Ethanol Products may have against the Member, except for any claims for breach of this Agreement.

C.            With respect to any third party claim or demand which might be subject to a claim for indemnification under this Agreement, the party(ies) potentially entitled to indemnification (“Indemnitee”) will promptly notify the party(ies) potentially required to indemnify under this Agreement (“Indemnitor”), and the Indemnitor may defend, in good faith and at its expense, any such claim or demand, and the Indemnitee, at its expense, will have the right to participate in the defense in any such third party claim. So long as the Indemnitor is defending in good faith any such third party claim, the Indemnitee will not settle or compromise such third party claim. The Indemnitee will make available to the Indemnitor or its representatives, all records and other materials reasonably required by them for its use in contesting any third party claim and will cooperate fully with the Indemnitor in the defense of all such claims. If the Indemnitor does not so elect to defend any such third party claim, the Indemnitee will have no obligation to do so.

VII. Expenses.

 Ethanol Products and the Member will pay their own expenses (including without limitation counsel and accounting fees and expense) incident to the preparation and carrying out of this Agreement and the consummation of the transactions contemplated herein.

VIII. Notices.

The parties agree that all notices under this Agreement will be in writing and will either be delivered personally to a party, transmitted by facsimile transmission, or sent by overnight courier or certified mail, to the address set forth below, or to such other address as may be furnished by either party to the other from time to time:

If to Dakota Ethanol:

Dakota Ethanol, LLC

PO Box 100

Wentworth, SD 57075

Telephone:  (605) 483-2676

Facsimile:   (605) 483-2681

With a copy to (which shall not constitute notice):

Douglas J. Hajek

Davenport, Evans, Hurwitz & Smith, LLP

P.O. Box 1030

Sioux Falls, SD 57101-1030

Telephone:  (605) 336-2880

Facsimile:   (605) 335-3639

If to Ethanol Products, LLC

Ethanol Products, LLC.

9530 E. 37th Street North

Wichita, KS 67226

Telephone:  (316) 303-1380

Facsimile:   (316) 267-1071

With a copy to (which shall not constitute notice):

Gregg S. Greenfield

Boyce, Greenfield, Pashby & Welk, L.L.P.

P.O. Box 5015

Sioux Falls, SD 57117-5015

Telephone:  (605) 336-2424

Facsimile:   (605) 334-0618

or to such other address as the parties may specify in writing by sending notice thereof to the opposite party.

Receipt of notice shall be deemed to be the earlier of the following dates: (1) the date notice was received by the named recipient or his agent; or (2) if the recipient refuses or fails to accept notice, the date of such refusal, which shall include, but not be limited to, the date the notice was returned by the postal or other service as undeliverable, refused or otherwise returned pursuant to actions on behalf of the recipient.

Either party may designate a different address by written notice given to the other party.

IX. Miscellaneous.

A.            Binding Effect.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and the heirs, executors, administrators and personal representatives.

B.            Section and Paragraph Headings.  The section and paragraph headings of this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

C.            Amendment.  This Agreement may be amended only by an instrument in writing executed by the parties.

D.            Entire Agreement.  This Agreement and the exhibits, schedules, certificates and documents referred to herein constitute the entire agreement of the parties and supersede all understandings of the parties.

E.             Waiver.  No waiver will be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent of such writing. No delay or failure on the part of any party in exercising any right, power or privilege under this Agreement or any document contemplated hereby will impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein.

F.             Benefit and Assignment.  No party hereto will assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other party, and any purported assignment contrary thereto will be null and void and of no force or effect. No person or entity other than the parties is or will be entitled to bring any action to enforce the provisions of this Agreement, and the covenants and agreements set forth herein will be solely for the benefit of, and will be enforceable only by, the parties or their respective successors and assigns as permitted hereunder.

G.            Counterparts.  This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

H.            Governing Law; Forum. This Agreement will be construed in accordance and governed by the laws of the State of South Dakota.  The parties hereby agree that the Circuit Court situated in Lake or Minnehaha Counties, South Dakota, shall be the exclusive jurisdiction and venue of any disputes relating to this Agreement.

I.              Reformation.  It is agreed that if any part, term, paragraph, or provision of this Agreement is determined by the courts or any tribunal to be illegal, void, or unenforceable, or to be in conflict of any law of the State of South Dakota, the validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term, paragraph, or provision determined to be invalid, illegal, void, or unenforceable and that such particular part, term, paragraph or provision be reformed to the minimum extent necessary for such particular part, term, paragraph or provision to be enforceable.

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IN WITNESS WHEREOF, this Redemption Agreement has been duly executed by the parties as of the date first above written.

DAKOTA ETHANOL, LLC

By:	/s/ Brian Woldt
Brian Woldt, Its Chairman of Board of Managers

ETHANOL PRODUCTS, LLC

By:	/s/ Bob Casper
Bob Casper, Its President